Exhibit 99.2

Zumiez Inc. Announces the Departure of Brenda Morris from the Company

    EVERETT, Wash.--(BUSINESS WIRE)--Feb. 7, 2007--Zumiez Inc. (NASDAQ: ZUMZ) announced today that Brenda Morris, Chief Financial Officer, will be leaving the company for personal reasons, effective early April 2007. The Company has begun the search process for Ms. Morris' successor.

    Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, "As Chief Financial Officer, Brenda's leadership, hard work and dedication throughout her time at Zumiez has been integral to the growth and success of our Company over the past few years. We wish her all the best in her future endeavors, and while we are sorry to see her leave, we are fortunate to have a strong financial team of qualified individuals and are confident in their ability to ensure a smooth transition over the coming months."

    Brenda Morris, Chief Financial Officer of Zumiez, added, "I am sad to leave the great team and operations at Zumiez, but I am choosing an opportunity to be closer to my family, which I am excited about. I plan to stay with the company through early April so that we can assure an orderly transition of the CFO function. I look forward to watching the ongoing success of the company as a shareholder and friend to everyone at Zumiez."

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 235 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    Safe Harbor Statement

    Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described under the heading Risk Factors in the company's quarterly report on Form 10-Q for the quarterly period ended October 28, 2006 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

    CONTACT: Zumiez Inc.
             Brenda Morris
             Chief Financial Officer
             425-551-1564
             or
             Investor:
             Integrated Corporate Relations
             Chad Jacobs/David Griffith
             203-682-8200